EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

1. SmartDisk International, Inc., a Delaware corporation

2. SmartDiskette Limited, a corporation organized under the laws of England and Wales

3. SmartDiskette GmbH, a corporation organized under the laws of Germany